Exhibit 99.1

Sound Financial Reports First Quarter Profit

SEATTLE--(BUSINESS WIRE)--May 5, 2010--Sound Financial Inc. (OTCBB: SNFL), holding company for Sound Community Bank, today announced financial results for the quarter ended March 31, 2010.

For the quarter ended March 31, 2010, the Company reported a net profit of $57 thousand dollars, compared to a net loss of $462 thousand dollars in the fourth quarter of 2009.

First Quarter Highlights:

  Net interest margin increased to 4.66%
  Efficiency ratio decreased to 69%
  Allowance for Loan Losses to loans outstanding increased to 1.36%
  Bank remains “Well Capitalized” with Tier 1 Capital of 7.45% and Total Risk Based Capital of 11.43%

President and CEO Laurie Stewart said, “It appears we are starting to see some signs of stabilization in the economy at large, however local unemployment levels and real estate values may continue to restrain near term economic recovery in the Puget Sound area. We remain focused on credit quality, growing our margin and increasing efficiencies.”

	Quarter Ended
	3/31/2010	12/31/2009	3/31/2009
	(In thousands)
Selected Consolidated Financial Condition Data:
Total assets	$337,801	$337,806	$303,410
Loans receivable, net	293,323	286,357	263,971
Loans held for sale	2,333	2,858	4,224
Mortgage-backed securities available for sale (at fair value)	12,383	9,899	12,824
Federal Home Loan Bank stock	2,444	2,444	2,444
Bank owned life insurance	6,529	6,463	6,261
Repossessed assets and real estate owned	1,904	1,384	1,672
Deposits	287,931	287,564	249,818
Federal Home Loan Bank advances	20,000	20,000	25,000
Equity	25,248	25,068	25,518

	Quarter Ended
	3/31/2010	12/31/2009	3/31/2009
	(In thousands)
Selected Consolidated Operations Data:
Total interest income	$4,770	$4,909	$4,538
Total interest expense	1,168	1,496	1,908
Net interest income	3,602	3,413	2,630
Provision for loan losses	1,425	1,950	450
Net interest income after provision for loan losses	2,177	1,463	2,180
Fees and service charges	529	546	513
Gain on sale of loans	64	101	24
Loss on sale of assets	(48)	(38)	(193)
Gain on sale of securities	75	273	-
Other non-interest income	516	355	241
Total non-interest income	1,136	1,237	585
Total non-interest expense	3,262	3,465	2,684
Income (loss) before provision (benefit) for income taxes	50	(765)	82
Provision (benefit) for income taxes	(7)	(303)	7
Net income (loss)	57	(462)	75
Selected Financial Ratios and Other Data:
Performance ratios:
Return on assets (ratio of net income to average total assets)	0.07%	(0.53)%	0.10%
Return on equity (ratio of net income to average equity)	0.90%	(7.17)%	1.14%
Net interest margin	4.66%	4.26%	3.80%
Non-interest income to operating revenue	23.97%	26.60%	18.21%
Non-interest expense to average total assets	3.89%	3.94%	3.51%
Average interest-earning assets to average interest-bearing liabilities	101.12%	99.48%	107.52%
Efficiency ratio	68.86%	74.51%	83.47%

Asset quality ratios:
Non-performing assets to total assets	1.60%	1.48%	1.14%
Non-performing loans to gross loans	1.19%	1.25%	0.53%
Allowance for loan losses to non-performing loans	114.47%	91.99%	103.10%
Allowance for loan losses to gross loans	1.36%	1.15%	0.55%
Net charge-offs to average loans outstanding	0.29%	0.73%	0.11%

Capital ratios:
Equity to total assets at end of period	7.47%	7.42%	8.41%
Average equity to average assets	7.52%	7.33%	8.58%

Sound Financial Inc. is the holding company for Sound Community Bank, a full-service bank, providing personal and business banking services in communities across the greater Puget Sound region. The Seattle-based company operates banking offices in King, Pierce, Snohomish and Clallam Counties, and is on the web at www.soundcb.com.

Forward-Looking Statements

This report contains statements that are not historical or current fact and constitute forward-looking statements. In some cases, you can identify these statements by words such as "may," "might," "will," "should," "expect," "plan," "intend," "anticipate," "believe," "estimate," "predict," "potential," or "continue," the negative of these terms and other comparable terminology. Such forward-looking statements, which are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events, and there are or may be important factors that could cause our actual results to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

Results of operations and business are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature. These factors include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgage, consumer and other loans, real estate values, competition, changes in accounting principles, policies or guidelines, changes in legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors affecting our operations, pricing, products and services.

CONTACT:
Sound Financial Inc.
Media:
Scott Boyer, 206-448-0884 x-312
or
Financial:
Matt Deines, 206-448-0884 x-305